Exhibit 99.(h)(8)

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February 6, 2012

State Street Bank and Trust Company

Lafayette Corporate Center

2 Avenue de Lafayette

Boston, Massachusetts 02111

Attention:  Darin S. Dagle, Vice President

Re:                               New Portfolio

Ladies and Gentlemen:

Please be advised that the Credit Suisse Opportunity Funds (the “Fund”) has established a new series of shares to be known as Credit Suisse Liquid Alternative Fund (the “Portfolio”).

In accordance with Section 1, the Additional Funds provision, of the Co-Administration Agreement dated as of March 18, 2002, by and among each management investment company party thereto and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Agreement”), the Fund hereby requests that your bank act as Co-Administrator for the Portfolio under the terms of the Agreement.  In connection with such request, the Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Amendment.

For convenience, attached as Schedule A hereto is a replacement of “Schedule A” to the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

CREDIT SUISSE OPPORTUNITY FUNDS

		By:	/s/Michael A. Pignataro
		Name:	Michael A. Pignataro
		Title:	CFO, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By:	/s/Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President
Effective Date:	March 27, 2012

EXHIBIT I

CREDIT SUISSE OPPPORUTNITY FUNDS

Credit Suisse Floating Rate High Income Fund

Credit Suisse Liquid Alternative Fund

CREDIT SUISSE HIGH YIELD BOND FUND

CREDIT SUISSE COMMODITY RETURN STRATEGY FUND

CREDIT SUISSE TRUST

Commodity Return Strategy Portfolio

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.